As filed with the Securities and Exchange Commission on March 5, 2015	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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GLOBAL SOURCES LTD.
(Exact name of registrant as specified in its charter)
___________________

Bermuda	[Not Applicable]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton, HM 12, Bermuda
(441) 295-2244
(Address of Principal Executive Offices)
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Global Sources Equity
Compensation (2007) Master Plan
(Full title of the plan)
_______________

James J. Clark, Esq.
Stuart G. Downing, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
(Name and address of agent for service)

(212) 701-3000
(Telephone number, including area code, of agent for service)

Copies to:
James J. Clark, Esq. Stuart G. Downing, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000	James Bodi, Esq. Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX, Bermuda (441) 295-2244

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)(3)
Common Shares, par value $0.01 per share	2,849,269 (4)	$5.58	$15,898,921	$1,847.45
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(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Computed in accordance with Rule 457(h) under the Securities Act, by averaging the high and low sales prices of the Registrant’s common shares reported on the Nasdaq Global Select Market for February 27, 2015.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.  Pursuant to Rule 457(p) under the Securities Act, this fee is fully offset by a registration fee of $22,393 which was previously paid in connection with Global Sources Ltd.’s prior registration statement on Form F-3, (SEC file no. 333-177577), filed on October 28, 2011 (the “Prior Registration Statement”).  No securities were sold under the Prior Registration Statement.

(4)	Represents common shares of par value $.01 each issuable pursuant to the Global Sources Equity Compensation (2007) Master Plan.

EXPLANATORY NOTE

Global Sources Ltd. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register an additional 2,849,269 common shares of par value $.01 each authorized for issuance under the Global Sources Equity Compensation (2007) Master Plan (amended and restated effective as of January 1, 2014) (the “Plan”).  A registration statement on Form S-8 (File No. 333-138474) was filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2006, covering the registration of 3,000,000 common shares of par value $.01 each authorized for issuance under the Plan.  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 2,849,269 shares under the Plan.  Pursuant to such Instruction E, the contents of the registration statement on Form S-8 (File No. 333-138474) are incorporated herein by reference and updated with the information furnished in Part II of this Registration Statement below.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.Indemnification of Directors and Officers.

The Companies Act 1981 of Bermuda (as amended) (the “Companies Act”) requires every officer, including directors, of a Bermuda company in exercising powers and discharging duties, to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The Companies Act further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof, but any provision whether contained in the bye-laws of a Bermuda company or in any contract or arrangement between the company and any officer, including a director, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Under our bye-laws, every director, officer, resident representative and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer, resident representative or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Our bye-laws also contain provisions for the advancement of funds to our directors, officers and other indemnified persons for expenses incurred in defending legal proceedings against them arising from the course of their duties.  At our Annual General Meeting on June 11, 2008, our shareholders approved amendments to our bye-laws to provide more specifically that if any fraud or dishonesty on the part of the director, officer or other indemnified person concerned is proved, any such funds advanced to him or her must be repaid.  These amendments conformed our bye-laws with changes to the Companies Act.

Item 8.Exhibits.

The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region of the People’s Republic of China on March 5, 2015.

GLOBAL SOURCES LTD. By: /s/ Connie Lai Name: Connie Lai Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below does hereby constitute and appoint Merle A. Hinrich, Spenser Au, Connie Lai and Chan Hoi Ching, and each of them, as his or her true and lawful attorney-in-fact and agent and in his or her name, place, and stead, and in any and all capacities, to sign his or her name to the Registration Statement of Global Sources Ltd., a Bermuda company, on Form S-8 under the Securities Act of 1933, and to any and all amendments or supplements thereto (including any post-effective amendments, including any registration statement filed under Rule 462(b) under the Securities Act of 1933), with all exhibits thereto and other documents in connection therewith and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and the undersigned hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Merle A. Hinrich Merle A. Hinrich	Executive Chairman of the Board; Director (a principal executive officer)	March 5, 2015
/s/ Spenser Au Spenser Au	Chief Executive Officer	March 5, 2015
/s/ Connie Lai Connie Lai	Chief Financial Officer (principal financial officer and principal accounting officer)	March 5, 2015
/s/ Sarah Benecke Sarah Benecke	Director	March 5, 2015
/s/ Eddie Heng Teng Hua Eddie Heng Teng Hua	Director	March 5, 2015
/s/ David F Jones David F Jones	Director	March 5, 2015

/s/ Roderick E Chalmers Roderick E Chalmers	Director	March 5, 2015
/s/ James A Watkins James A Watkins	Director	March 5, 2015
/s/ Yam Kam Hon Peter Yam Kam Hon Peter	Director	March 5, 2015
/s/ Brent Barnes Brent Barnes	Chief Operating Officer (authorized representative in the United States)	March 5, 2015

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Memorandum of Association of the Company.
3.2(1)	Bye-laws of the Company.
3.3(2)	Amendments to the Bye-laws of Global Sources Ltd, as approved at the May 6, 2002 Annual General Meeting of Shareholders.
4.1*	Global Sources Equity Compensation (2007) Master Plan (amended and restated effective as of January 1, 2014)
5.1*	Opinion of Appleby.
23.1*	Consent of Appleby (included as part of Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included on signature page to this Registration Statement).
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*	Filed herewith.

(1)
Incorporated herein by reference to Global Sources Ltd.’s (previously named Fairchild (Bermuda), Ltd.) annual report on Form 20-F (File No. 000-30678), as filed with the Securities and Exchange Commission on June 30, 2000.

(2)	Incorporated herein by reference to Form 6-K filed with the Securities and Exchange Commission on May 6, 2002.